UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2012

Resource America, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-4408	72-0654145
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203 Navy Yard Corporate Center Philadelphia, PA		19112
(Address of Principal Executive		(Zip Code)
Offices)

Registrant's telephone number, including area code: 215-546-5005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On January 9, 2012, Resource America, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Raging Capital Fund, LP (the “Fund”), William C. Martin (a principal of the Fund) and Robert L. Lerner (collectively, the “Raging Capital Group”). Pursuant to the Agreement, the Company’s Board of Directors (the “Board”) agreed to increase the size of the Board from eight to nine directors, effective no later than the date of the Company’s next annual meeting of stockholders (the “Annual Meeting”). To fill the position resulting from the increase in the size of the Board, the Company agreed to appoint Mr. Lerner as a director with a term expiring at the Company’s 2014 annual meeting of stockholders.

    Mr. Lerner has been a Managing Director at DPT Capital Management, LLC, an investment firm, since March 2011. He currently serves as the Chairman of Bridgeton Fund Management Corporation (previously known as Ruvane Fund Management Corporation), a developer and sponsor of private futures funds primarily for high net-worth individuals, which he co-founded in 1991 and served as CEO from January 2007 until March 2011. He also co-founded Partners Capital Investment Group, Inc., a private investment office, and was a member of its External Investment Committee for eight years ending December 2011.  Mr. Lerner also is a co-founder of Mount Lucas Management Corporation, a provider of innovative investments to institutional and high-net-worth investors, and of WoodAllen Capital Management, a global macro hedge fund and commodity trading advisor. Previously, Mr. Lerner was employed as Associate General Counsel and Trading Development Manager by Commodities Corporation (an investment company that was acquired by Goldman Sachs). Mr. Lerner holds a J.D. from Boston University Law School and a B.A. from Cornell University.

    In order for the Company’s Board classes to be as equal in number as possible, as required by the Company’s Bylaws, one member of the Board who currently serves as a director with a term expiring at the Company’s 2014 annual meeting of stockholders will be appointed as a director with a term expiring at the Company’s 2013 annual meeting of stockholders.

    If Mr. Lerner resigns from the Board prior to the 2014 annual meeting, then the Fund may recommend a replacement director. The replacement director must be reasonably acceptable to the Board and must qualify as an “independent director” pursuant to SEC rules and the listing standards of any stock exchange on which securities of the Company are then listed. For these purposes, the Company has agreed that Mr. Martin is reasonably acceptable to it, subject to his qualification as an independent director and to a customary background check at the time of designation. The Fund’s right to appoint a replacement director will terminate upon the earlier of (i) the date on which the Fund ceases to beneficially own at least 7.0% of the Company’s then outstanding shares of common stock and (ii) any change of control of the Company (as defined in the Agreement). If the Company, at its option, offers to nominate Mr. Lerner (or any replacement director designated by the Fund) for re-election at the Company’s 2014 annual meeting of stockholders, the Company must notify the Fund of that intent and in such notice agree to recommend, support and solicit proxies for the election of such candidate in the same manner as for the Company’s other nominees who are up for election. Within ten days of receipt of such notice, the Fund may decline to have Mr. Lerner (or any replacement director designated by the Fund) stand for re-election.  If the Fund’s candidate does stand for election and is elected at the 2014 annual meeting of stockholders, then the Fund’s rights to designate a replacement director as described herein shall extend until the Company’s 2017 annual meeting of stockholders.

    In addition, if Raging Capital ceases to beneficially own at least 7.0% of the Company’s then outstanding shares of common stock, Mr. Lerner or any replacement director appointed pursuant to the previous paragraph will promptly tender his or her irrevocable resignation, however the Board is not obligated to accept any such resignation.

    Pursuant to the Agreement, the Fund has withdrawn its letter previously submitted to the Company stating its intention to nominate Mr. Lerner to the Board. The Fund, Mr. Martin and Mr. Lerner have agreed to standstill restrictions prohibiting them from owning more than 14.9% of the Company’s shares or engaging in various proxy or other solicitation activities. The standstill provisions expire on the date that is ten days prior to the deadline for stockholders to submit nominations for the Company’s 2014 annual meeting of stockholders, or if a Fund designated candidate is nominated for election to the Board in 2014 as described above, until ten days prior to the 2017 annual meeting of stockholders. The Fund, Mr. Martin and Mr. Lerner have further agreed to vote their shares of the Company’s common stock (and cause shares held by Fund affiliates to be voted) in favor of the nominees selected by the Board for election as directors during the standstill period, as well as in favor of certain other management proposals at the Annual Meeting.

    The Company has agreed to reimburse Raging Capital for its reasonable out-of-pocket expenses, including legal fees, in connection with the Agreement and matters related to the Annual Meeting, up to a maximum of $12,500.

    A copy of the Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  The information set forth in Item 1.01 of this report is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description

10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource America, Inc.

Date: January 11, 2012	/s/ Michael S. Yecies
Michael S. Yecies
Senior Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement